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                                                                    EXHIBIT 99.1



                                                             Media Contact:
                                                             --------------
                                                             Deborah L. Humphrey
                                                             (864) 282-9571

                                                             Analyst Contact:
                                                             ----------------
                                                             James H. Dorton
                                                             (864) 282-9500

FOR IMMEDIATE RELEASE
WEDNESDAY, SEPTEMBER 30, 1998

                BOWATER ANNOUNCES COMPLETION OF DRYDEN MILL SALE

GREENVILLE, S.C. Bowater Incorporated (NYSE:BOW) today announced the completion of the sale of the pulp and paper mill and related assets in Dryden, Ontario, to Weyerhaeuser Company (NYSE:WY) for C$790 million (approximately US$520 million).

  The transaction includes the Dryden mill, which has the capacity to produce 380,000 short tons of fine paper per year and a small amount of bleached market pulp, the Ear Falls sawmill and the Dryden stud mill. Related Crown forest licenses were transferred along with the production facilities.

  Bowater Incorporated, headquartered in Greenville, SC, is a global leader in newsprint. In addition, the company makes coated and uncoated groundwood papers, bleached kraft pulp and lumber products. It has 11 pulp and paper mills in the United States, Canada and Korea. These operations are supported by more than 4 million acres of timberlands owned in the United States and Canada and over 14 million acres of timber cutting rights in Canada. The company is one of the worlds largest users of recycled newspapers and magazines. Bowater common stock is listed on the New York Stock Exchange, U.S. regional exchanges and the London Stock Exchange. A special class of stock exchangeable into Bowater common stock is listed on the Toronto and Montreal exchanges.


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